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                                                                    EXHIBIT 10.7


                 TRANSITION EMPLOYMENT AND SEVERANCE AGREEMENT


        This Agreement is made this 19th day of January, 1994, between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation with offices at 600 Komas Drive, Salt Lake City, Utah 84108 (the "Corporation") and RICHARD F. LEAHY, an individual whose address is 4480 Matthews Way, Salt Lake City, Utah 84124 ("Employee").

                             W I T N E S S E T H :
                             --------------------

        WHEREAS, Employee currently serves as Vice President, Secretary and Treasurer of the Corporation; and

        WHEREAS, the Corporation is restructuring its operations and pursuant to such restructuring, Employee has agreed to resign as an officer of the Corporation but remain as an employee during a transition period before taking early retirement in accordance with the terms of this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

        1.      Resignation as Officer.  Effective as of the close of business
                ----------------------
on April 1, 1994, Employee will resign his position as Vice President, Secretary and Treasurer of the Corporation.

        2.      Transition Employment. From and after the close of business
                ---------------------
on April 1, 1994, until the close of business on December 2, 1994 (the "Transition Period"), Employee shall remain a full-time employee of the Corporation but at a reduced salary of One Thousand Five Hundred Dollars ($1,500.00) per week, subject to the accelerated retirement option set forth in
Section 5 of this Agreement.

        3.      Transition Duties. Employee's duties for the Corporation during
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the Transition Period set forth in Section 2 above shall include such special assignments, duties and responsibilities as the Corporation may require from time to time to assist those persons who succeed to the duties and responsibilities of Employee from and after the close of business on April 1, 1994 and such other management affairs as the Corporation may deem appropriate from time to time during the Transition Period. Employee's duties during the Transition Period will not require Employee to come to the Corporation's offices regularly during business hours, but may be handled by telephone conferences, correspondence and similar arrangements, but upon reasonable notice Corporation may require that Employee come to the office to attend meetings or otherwise perform specific tasks during the Transition Period.

        4.      Continuation of Benefits.  During the Transition Period,
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Employee shall continue to participate in all employee benefit plans and programs maintained by the Corporation, including without limitation, the Corporation's group medical plan, qualified retirement plans (including the Corporation's 401(k) plan),disability plan, and group life insurance plan;
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provided, however, that vacation accruals shall be subject to the special provisions of Section 6 of this Agreement. In addition, notwithstanding Employee's resignation as an officer, the Corporation shall continue to provide the following additional benefits normally provided to officers throughout the Transition Period:

                a.      Supplemental Medical Benefits.  Employee shall continue
                        -----------------------------
        to be covered for the supplemental medical benefits as presently provided.

                b.      Company Car. Employee shall continue to have unlimited
                        -----------
        personal use of the automobile provided by the Corporation in accordance with the current policy of the Corporation to provide automobiles to its officers, including without limitation, the option to purchase said automobile upon retirement.

                c.      Tax Assistance. The Corporation shall reimburse Employee
                        --------------
        for expenses incurred in connection with tax and estate planning assistance, up to a maximum One Thousand Five Hundred Dollars ($1,500.00) for the calendar year 1994, which reimbursement may be made subsequent to Employee's retirement on or before December 2, 1994.

        5.      Employee's Option to Accelerate Retirement. In the event that
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the Corporation's need for the services of Employee has markedly diminished prior to December 2, 1994, the Employee may, in his sole discretion and at his option, elect to retire prior to December 2, 1994, upon at least 14 days' advance notice to the Corporation, to be effective as of the close of business at the end of any fiscal week of the Corporation. In the event that Employee should die or suffer a disability that precludes continued employment during the Transition Period, Employee shall be treated as if he had elected accelerated retirement as of the end of the week in which such event occurs.

        6.      Vacation Accruals.  Employee shall not accrue any additional
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days of vacation during the Transition Period.  Upon retirement, Employee shall be paid for vacation days accrued but unused prior to the Transition Period at the Employee's compensation rate in effect prior to the Transition Period.

        7.      Severance Pay at Retirement. Upon Employee's retirement on
                ---------------------------
December 2, 1994 (or such earlier date as Employee may elect in accordance with the provisions of Section 5 of this Agreement), the Corporation shall pay to the Employee as severance pay an amount equal to Two Hundred Sixty-Two Thousand Dollars ($262,000.00) plus, if applicable, an amount equal to One Thousand Five Hundred Dollars ($1,500.00) for each week between the effective date of Employee's accelerated retirement as provided in Section 5 of this Agreement and December 2, 1994.

        8.      Medical Benefits Continuation. Upon Employee's retirement,
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Corporation shall pay to Employee an amount, calculated by the Corporation's
Human Resources Department, that is sufficient to offset, on an after-tax basis, the amount of medical insurance premiums that

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the Employee would be required to pay under the Corporation's Group Medical Plan for continuation of coverage from the date of Employee's retirement until July 28,1996, the date on which the Employee will attain age 65.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 19th day of January, 1994.

                                CORPORATION:

                                EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation


                                By:  /s/ RODNEY S. ROUGELOT
                                ----------------------------------------
                                  Rodney S. Rougelot, President and
                                  Chief Executive Officer



                                EMPLOYEE:


                                    /s/ RICHARD F. LEAHY
                                ----------------------------------------
                                   Richard F. Leahy